Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-84826 and 333-99693) and on Form S-8 (Nos. 333-59218, 333-64389, 333-78317, 333-64300, 333-103752 and 333-120393) of L-3 Communications Holdings, Inc. and subsidiaries of our report dated March 15, 2005 relating to the financial statements, management's assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 15, 2005